Free Writing Prospectus (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 433 Registration No. 333-190038 December 18, 2014
$ Review Notes Due December 29, 2016 Linked to the EURO STOXX 50® Index Global Medium-Term Notes, Series A
General
•	Unsecured and unsubordinated obligations of Barclays Bank PLC maturing December 29, 2016†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes are expected to price on or about December 19, 2014† (the “Pricing Date”) and are expected to issue on or about December 24, 2014† (the “Issue Date”).
Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	The EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “Underlier”)
Automatic Call Feature:
The Notes will be automatically called if (a) the closing level of the Underlier on any semi-annual Review Date (beginning on December 31, 2015) other than the Final Review Date is greater than or equal to the Initial Underlier Value or (b) the Final Underlier Value as determined on the Averaging Dates is greater than or equal to the Initial Underlier Value.  If the Notes are automatically called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the Call Price with respect to that Review Date.  No further amounts will be owed to you under the Notes.

Call Price:
If the Notes are automatically called, the Call Price per $1,000 principal amount Note will be calculated based on a call premium of 13.50% per annum as follows:
$1,000 + ($1,000 × 13.50%) if automatically called on the first Review Date
$1,000 + ($1,000 × 20.25%) if automatically called on the second Review Date
$1,000 + ($1,000 × 27.00%) if automatically called on the Final Review Date

Payment at Maturity:
If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Barrier Value, you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note.
If the Notes are not automatically called and the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value.  Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:
$1,000 + ($1,000 × Underlier Return)
If the Notes are not automatically called and the Final Underlier Value is less than the Barrier Value, the Notes will be fully exposed to the decline in the value of the Underlier and you will lose some or all of your investment at maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Selected Risk Considerations — Credit of Issuer” in this free writing prospectus.

Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Barrier Value:	, which is 90.00% of the Initial Underlier Value (rounded to two decimal places)
Initial Underlier Value:	, which is the closing level of the Underlier on the Pricing Date
Final Underlier Value:	The arithmetic average of the closing levels of the Underlier on the Averaging Dates (rounded to two decimal places)
Review Dates†:	December 31, 2015, June 23, 2016 and December 23, 2016 (December 23, 2016, the “Final Review Date”)
Averaging Dates†:	December 19, 2016, December 20, 2016, December 21, 2016, December 22, 2016 and the Final Review Date
Maturity Date†:	December 29, 2016
Call Settlement Dates†:	Three (3) business days following the applicable Review Date; provided that if the Notes are automatically called on the Final Review Date, the related Call Settlement Date will be the Maturity Date
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UNE0 / US06741UNE00
†
Expected.  In the event that we make any change to the expected Pricing Date or Issue Date, the Review Dates, the Averaging Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.  In addition, the Review Dates, the Averaging Dates, the Call Settlement Dates and the Maturity Date are subject to postponement.  See “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Review Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date.

	Initial Issue Price1,2	Price to Public	Agent’s Commission2	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$●	$●	$●	$●
1
Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $951.10 and $971.10 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-9 of this free writing prospectus.

2
J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes.  The placement agents will forego fees for sales to fiduciary accounts.  The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.  The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15.00 per Note.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.
The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430).  A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, “we,” “us” and “our” refer to Barclays Bank PLC.

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What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical total return on the Notes upon an automatic call or at maturity.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment upon an automatic call or at maturity per $1,000 principal amount Note to $1,000.  The table and examples set forth below assume an Initial Underlier Value of 2,982.90, which would result in a Barrier Value of 2,684.61 (90.00% of the Initial Underlier Value), and the Final Underlier Values set forth below.  The actual Initial Underlier Value and Barrier Value will be determined on the Pricing Date, and the actual Final Underlier Value will be the arithmetic average of the closing levels of the Underlier on the Averaging Dates.  Each hypothetical total return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the Notes.  There will be only one payment on the Notes whether upon an automatic call or at maturity.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The table and examples below do not take into account any tax consequences from investing in the Notes.

Closing Level / Final Underlier Value*on Review Date	Underlier Appreciation / Deprecation at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Maturity
5,965.80	100.00%	13.50%	20.25%	27.00%
5,667.51	90.00%	13.50%	20.25%	27.00%
5,369.22	80.00%	13.50%	20.25%	27.00%
5,070.93	70.00%	13.50%	20.25%	27.00%
4,772.64	60.00%	13.50%	20.25%	27.00%
4,474.35	50.00%	13.50%	20.25%	27.00%
4,176.06	40.00%	13.50%	20.25%	27.00%
3,877.77	30.00%	13.50%	20.25%	27.00%
3,579.48	20.00%	13.50%	20.25%	27.00%
3,430.34	15.00%	13.50%	20.25%	27.00%
3,281.19	10.00%	13.50%	20.25%	27.00%
3,132.05	5.00%	13.50%	20.25%	27.00%
2,982.90	0.00%	13.50%	20.25%	27.00%
2,833.76	-5.00%	N/A	N/A	0.00%
2,684.61	-10.00%	N/A	N/A	0.00%
2,535.47	-15.00%	N/A	N/A	-15.00%
2,386.32	-20.00%	N/A	N/A	-20.00%
2,088.03	-30.00%	N/A	N/A	-30.00%
1,789.74	-40.00%	N/A	N/A	-40.00%
1,491.45	-50.00%	N/A	N/A	-50.00%
1,193.16	-60.00%	N/A	N/A	-60.00%
894.87	-70.00%	N/A	N/A	-70.00%
596.58	-80.00%	N/A	N/A	-80.00%
298.29	-90.00%	N/A	N/A	-90.00%
0.00	-100.00%	N/A	N/A	-100.00%

* “Closing Level / Final Underlier Value on Review Date” in the table above represents the hypothetical closing level of the Underlier on the applicable Review Date or the hypothetical Final Underlier Value of the Underlier as determined on the Averaging Dates.

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Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the Underlier increases from the Initial Underlier Value of 2,982.90 to a closing level of 3,281.19 on the first Review Date, an increase of 10.00%.

Because the closing level of the Underlier on the first Review Date is greater than or equal to the Initial Underlier Value, the Notes are automatically called on the first Review Date for a payment on the related Call Settlement Date of $1,135.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 13.50%) = $1,135.00

The total return on the Notes is 13.50%.

Example 2: The Notes are not automatically called prior to the Final Review Date, and the value of the Underlier increases from the Initial Underlier Value of 2,982.90 to a Final Underlier Value of 3,281.19, resulting in an Underlier Return of 10.00%.

Because the Notes are not automatically called prior to the Final Review Date and the Final Underlier Value is greater than or equal to the Initial Underlier Value, the Notes are automatically called on the Final Review Date for a payment on the related Call Settlement Date (i.e., the Maturity Date) of $1,270.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 27.00%) = $1,270.00

The total return on the Notes is 27.00%.

Example 3: The Notes are not automatically called and the value of the Underlier decreases from the Initial Underlier Value of 2,982.90 to a Final Underlier Value of 2,684.61, resulting in an Underlier Return of -10.00%.

Because the Notes are not automatically called on any of the Review Dates, and the Final Underlier Value is greater than or equal to the Barrier Value, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.  The total return on the Notes is 0.00%.

Example 4: The Notes are not automatically called and the value of the Underlier decreases from the Initial Underlier Value of 2,982.90 to a Final Underlier Value of 1,491.45, resulting in an Underlier Return of -50.00%.

Because the Notes are not automatically called on any of the Review Dates, the Final Underlier Value is less than the Barrier Value and the Underlier Return is -50.00%, the investor receives a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Underlier Return)

$1,000 + ($1,000 × -50.00%) = $500.00

The total return on the Notes is -50.00%.

Selected Purchase Considerations

•
Market Disruption Events and Adjustments — The Underlier, the closing level of the Underlier, the Review Dates, the Averaging Dates, the Call Settlement Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

o
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities.”  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Review Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date; and

o	For a description of further adjustments that may affect the Underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

•
Tax Consequences — You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

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Based on current market conditions, in the opinion of our special tax counsel the Notes should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlier.  Assuming this treatment is respected, upon a sale or exchange of your Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire your Securities.  This gain or loss should be long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Notes at the original issue price.  However, the Internal Revenue Service (the “IRS”)  or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or any of the securities composing the Underlier.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings in the prospectus supplement:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks discussed under the headings above, you should consider the following:

•
You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity.  If the Notes are not automatically called and the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value.  Accordingly, if the Notes are not automatically called and the Final Underlier Value is less than the Barrier Value, the Notes will be fully exposed to the decline in the value of the Underlier and you will lose some or all of your investment at maturity.

•
Your Maximum Gain on the Notes Is Limited to the Applicable Call Price — Any positive return on your Notes will not exceed the Call Price with respect to the applicable Review Date, regardless of the appreciation in the value of the Underlier, which may be significant.

•
Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•
Reinvestment Risk — If your Notes are automatically called early, the term of the Notes could be as short as approximately one year.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

•
Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless the Notes are automatically called.  Although the Notes provide for the repayment of your principal at maturity if the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Barrier Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial

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investment even if the value of the Underlier is above the Barrier Value.  See “Many Economic and Market Factors Will Impact the Value of the Notes.”

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•
Lack of Liquidity — The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•
Suitability of the Notes for Investment — You should reach a decision to invest in the Notes only after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, the index supplement  and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•
Owning the Notes Is Not the Same as Owning the Securities Composing the Underlier — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underlier.  For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the securities composing the Underlier would have.

•
No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the securities composing the Underlier are denominated, although any currency fluctuations could affect the performance of the Underlier.  Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
Non-U.S. Securities Markets Risks — The securities composing the Underlier are issued by non-U.S. companies in non-U.S. securities markets. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlier, which may have an adverse effect on the Notes. Also, the public availability of information concerning the Issuers of the securities composing the Underlier will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the securities composing the Underlier may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•
Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	the dividend rate on the securities composing the Underlier;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•
The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the

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Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•
The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

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The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain —  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.  In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Historical Information

The following table sets forth the quarterly high, low and period-end closing levels for the Underlier, based on daily closing levels of the Underlier.  The graph below sets forth the performance of the Underlier from January 2, 2008 to December 15, 2014, based on the daily closing levels of the Underlier.  The closing level of the Underlier on December 15, 2014 was 2,982.90.

We obtained the closing levels below from Bloomberg, without independent verification.  Historical performance of the Underlier should not be taken as an indication of future performance.  Future performance of the Underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the Underlier during the term of the Notes, including on any of the Review Dates or Averaging Dates.  We cannot give you assurance that the performance of the Underlier will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,447.62
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/15/2014*	3,277.38	2,874.65	2,982.90

* Information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through December 15, 2014.  Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Pricing Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide

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any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer.  The placement agents will forego fees for sales to fiduciary accounts.  The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.  The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15.00 per Note.

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